Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific Premier Bancorp, Inc. of our report dated March 30, 2012, with respect to the consolidated financial statements of Pacific Premier Bancorp, Inc. and subsidiaries as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Pacific Premier Bancorp, Inc. and subsidiaries.

/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
November 26, 2012